Exhibit 99.1

VIACOM REPORTS FIRST QUARTER 2005 RESULTS

•                  Revenues Up 5% to $5.6 Billion, Led By 19% Gains in Cable Networks

•                  Operating Income Climbs 7% to $1.1 Billion, Led By 20% Growth in Cable Networks and Outdoor and 10% in Entertainment

•                  Diluted Earnings Per Share from Continuing Operations of $.36 Up From $.35; Excluding Prior Year Quarter Tax Benefit of $.06 Per Share, Diluted EPS Up 24%

New York, New York, April 19, 2005 – Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the first quarter ended March 31, 2005.

Revenues increased 5% to $5.6 billion from $5.3 billion for the same quarter last year, led by growth in nearly every business segment and paced by 19% gains in Cable Networks.  Viacom’s advertising revenues increased 5%.  Operating income increased 7% to $1.1 billion from $1.05 billion led by increases of 20% in Cable Networks, 20% in Outdoor and 10% in Entertainment.

Net earnings from continuing operations were $585 million, or $.36 per diluted share, compared to $618 million, or $.35 per diluted share, for the first quarter of 2004.  Results for the first quarter of 2004 included the recognition of a tax benefit of $111 million, or $.06 per diluted share, from the resolution of the Company’s federal income tax audit for the years 1997 through May 4, 2000.  Excluding this tax benefit, first quarter 2004 net earnings from continuing operations were $508 million or $.29 per diluted share.

Viacom’s free cash flow for the first quarter of 2005 declined 2% to $828 million from $847 million for the same prior-year period, due principally to higher cash taxes, increases in capital expenditures and changes in working capital partially offset by increased earnings.  Free cash flow reflects the Company’s net cash flow from operating activities of $911 million less capital expenditures of $84 million.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom Inc., said, “Viacom is off to a very solid start in 2005, highlighted by the continued extraordinary performance of our Cable Networks operation, which recorded 19% gains in revenue and 20% growth in operating income in the first three months of the year.  Outdoor posted double-digit operating income gains of 20% on mid-single digit revenue growth, and Radio continued to show top line improvement reflecting our targeted station and programming investment strategy to drive future growth.  Although Television revenue and operating income declined in the first quarter because of the absence of the Super Bowl and political ad spending, CBS is going into the upfront advertising season with the strongest ratings and demographic mix in over 10 years, which bodes very well for us for the rest of 2005 and into 2006.

“We continue to explore the separation of Viacom into two new and focused entities that could better position our businesses for continued growth and enhance shareholder return,” Mr. Redstone added.  “We are diligently working to determine and resolve all the issues raised by the proposed transaction and expect to complete the analysis in the second quarter.”

Business Outlook

The Company is on track to deliver mid single-digit growth in revenues and operating income and high single-digit growth in earnings per share.  The Company’s 2005 business outlook is based on 2004 revenues of $22.5 billion, operating income of $5.1 billion and diluted earnings per share of $1.54, which exclude the non-cash impairment and severance charges and the tax benefit recorded in 2004.

Consolidated and Segment Results (First Quarter 2005 versus First Quarter 2004)

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three months ended March 31, 2005 and 2004.

	Percentage of Total Revenues
	Three Months Ended March 31,
Revenues by Type	2005	2004
Advertising sales	61%	61%
Affiliate fees	13	12
Feature film exploitation	11	10
TV license fees	5	7
Publishing	3	3
Other	7	7
Total	100%	100%

Advertising sales are primarily generated from the Company’s Cable Networks, Television, Radio and Outdoor segments.  Affiliate fees are principally generated from Cable Networks.  Feature film exploitation reflects revenues from the Entertainment segment.  Television license fees are primarily generated from the Television segment.  Publishing revenues are included in the Entertainment segment.  Other primarily includes revenues from theme park operations, movie theaters and consumer products.

Revenues, operating income and net earnings from continuing operations for the three months ended March 31, 2004 exclude Blockbuster which was split-off from the Company in 2004.  Effective January 1, 2005, the Company presents in Cable Networks its theme parks operations, previously included in the Entertainment segment and International Pay TV Channels, previously included in the Television segment.  Prior year results have been reclassified to conform with the current year’s presentation.  The Company’s five reportable segments are as follows: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor and (v) Entertainment.

The following tables present Viacom’s revenues, operating income and depreciation and amortization for the three months ended March 31, 2005 and 2004 (dollars in millions).

	Three Months Ended March 31,		Better/
Revenues	2005	2004	(Worse)%

Cable Networks	$1,708.3	$1,431.1	19%
Television	2,141.2	2,256.8	(5)
Radio	462.8	455.1	2
Outdoor	429.1	403.3	6
Entertainment	891.1	843.1	6
Eliminations	(55.8)	(91.1)	39
Total Revenues	$5,576.7	$5,298.3	5%

	Three Months Ended March 31,		Better/
Operating Income	2005	2004	(Worse)%

Cable Networks	$622.5	$520.4	20%
Television	304.4	330.8	(8)
Radio	189.5	199.2	(5)
Outdoor	16.5	13.8	20
Entertainment	58.5	53.4	10
Corporate expenses	(49.0)	(36.5)	(34)
Residual costs	(29.7)	(28.4)	(5)
Eliminations	13.1	1.9	N/M
Total Operating Income	$1,125.8	$1,054.6	7%

N/M — Not Meaningful

	Three Months Ended March 31,
Depreciation and Amortization	2005	2004

Cable Networks	$72.9	$72.5
Television	36.7	35.2
Radio	7.7	7.3
Outdoor	52.8	54.2
Entertainment	18.5	17.0
Corporate	4.8	5.6
Total Depreciation and Amortization	$193.4	$191.8

Cable Networks (MTV Networks, including MTV, Nickelodeon, Nick at Nite, VH1, TV Land, Spike TV, CMT, Comedy Central and Paramount Parks; BET and Showtime Networks Inc.)

Cable Networks revenues increased 19% to $1.7 billion from $1.4 billion, driven by 27% growth in advertising revenues led by gains at MTV International, Nickelodeon, Comedy Central, MTV, VH1 and BET.  Affiliate fees increased 9%.  Ancillary revenues, which represent approximately 10% of Cable Networks first quarter revenues, were up 29% over the same prior-year period, primarily reflecting higher international syndication and licensing and higher Nickelodeon consumer products revenues.  VIVA’s results are included as part of MTV Networks beginning on the date of acquisition in August 2004 and contributed $44 million of revenues for the quarter.  Cable Networks operating income increased 20% to $623 million from $520 million due to higher revenues, partially offset by increased expenses, primarily reflecting the inclusion of VIVA, and higher programming expenses.  Cable Networks operating income as a percentage of revenues remained flat at 36% for the comparable periods presented.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

Television revenues declined 5% to $2.1 billion from $2.3 billion reflecting lower advertising revenues from CBS/UPN Networks and the Stations group principally due to the absence of the Super Bowl and lower political ad spending and television license revenues.  Advertising revenues declined 4% at CBS and UPN Networks combined and at the Stations group.  Lower television license revenues principally reflected the absence of license fees for Frasier and Hollywood Squares recorded in the same quarter a year ago.  The prior year’s quarter also benefited from the renewals of Everybody Loves Raymond by incumbent stations and an international licensing agreement for certain Star Trek series.  Television expenses declined due to lower sports rights partially offset by increased advertising and promotional expenses.  Operating income for Television decreased 8% to $304 million from $331 million.  Television’s operating income as a percentage of revenues was 14% versus 15% in the first quarter of 2004.

Radio (Radio Stations)

Radio revenues increased 2% to $463 million from $455 million, reflecting 2% advertising revenue growth.  Operating income decreased 5% to $190 million from $199 million in the same prior year quarter, primarily due to increases in programming expenses and higher employee-related and promotional expenses.  Radio’s operating income as a percentage of revenues was 41% versus 44% in the first quarter of 2004.

Outdoor (Outdoor Advertising Properties)

Outdoor revenues increased 6% to $429 million from $403 million reflecting a 6% increase in North American properties and 7% growth in Europe.  North American properties reflected 18% growth in U.S. display revenues and 12% growth in Mexico billboards.  Operating income increased 20% to $17 million from $14 million driven by higher revenues partially offset by higher billboard lease costs, higher employee-related expenses and the unfavorable impact of foreign exchange.  Fluctuations in foreign exchange rates accounted for approximately $8 million and $7 million of the increases in revenues and expenses, respectively.  Outdoor’s operating income as a percentage of revenues was 4% versus 3% in the first quarter of 2004.

Entertainment (Paramount Pictures, Simon & Schuster, Famous Players and Famous Music Publishing)

Entertainment revenues increased 6% to $891 million from $843 million reflecting higher Features revenues principally due to increased domestic home entertainment and worldwide theatrical revenues.  Domestic home entertainment revenues were driven by higher DVD sales, including contributions from The SpongeBob SquarePants Movie, Without A Paddle and Sky Captain and the World of Tomorrow.  The first quarter of 2005 included the domestic theatrical release of Coach Carter.  Features revenues were partially offset by lower Theaters revenues principally due to a decrease in attendance.  Publishing revenues increased 6% for the quarter led by titles No Place Like Home and Nighttime is My Time both by Mary Higgins Clark.  Entertainment operating income increased 10% to $59 million from $53 million and operating income as a percentage of revenues was 7% versus 6% in the first quarter of 2004.

Corporate Expenses

For the quarter, Corporate expenses, including depreciation, increased 34% to $49 million from $37 million in the prior-year period.  The increase for the quarter was principally due to higher employee-related expenses and professional fees.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  For the quarter, residual costs increased to $30 million versus $28 million in the prior-year period.  The increases in residual costs were due to higher amortization of actuarial losses primarily from the decrease in the discount rate to 5.75% in 2005 from 6% in 2004.

Eliminations

Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks.

Provision for Income Taxes

For the first quarter of 2005 the Company’s effective income tax rate increased to 40.8% from 28.4% in the first quarter of 2004, as the prior-year’s quarter included a tax benefit of $111 million from the resolution of the Company’s federal income tax audit.  Excluding this tax benefit, the effective tax rate was 41.2% for the first quarter of 2004.

Stock Purchase Program

Under the stock purchase program the Company is authorized to acquire from time to time up to $8 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  For the three months ended March 31, 2005, on a trade date basis, the Company purchased approximately 39.1 million shares of its Class B Common Stock for approximately $1.4 billion under the $8 billion program.  From April 1 through April 15, 2005, the Company purchased an additional 2.8 million shares for approximately $99 million leaving $4.5 billion remaining under the program.

Other Matters

On January 26, 2005, Viacom’s Board of Directors declared a quarterly cash dividend of $.07 per share to stockholders of record at the close of business on February 28, 2005, and approximately $114 million was paid to these stockholders on April 1, 2005.

On March 16, 2005, Viacom announced that it has been exploring the possible division of its businesses into separated publicly-traded companies, one of which would highlight Viacom’s high-growth businesses such as MTV Networks, and one of which would combine its leading CBS broadcast television businesses, growing outdoor business and high free cash flow operations such as radio.  The

Company expects to announce further details regarding the possible separation by the end of the second quarter of 2005.  No assurance can be given that any transaction will be consummated.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.  With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy.  Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, and Simon & Schuster.  More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; whether or not the potential separation of the Company’s businesses which is under consideration by the Company will be approved and whether such transaction, if it does occur, will achieve successful results; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December 31, 2004.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta	Martin Shea
Executive Vice President, Corporate Relations	Executive Vice President, Investor Relations
(212) 258-6352	(212) 258-6515
carl.folta@viacom.com	marty.shea@viacom.com

Kristi Gorman	James Bombassei
Manager, Corporate Relations	Vice President, Investor Relations
(212) 846-6261	(212) 258-6377
kristi.gorman@viacom.com	james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2005	2004

Revenues	$5,576.7	$5,298.3

Operating income	1,125.8	1,054.6

Interest expense	(182.3)	(179.8)
Interest income	3.5	4.5
Other items, net	33.9	(10.5)
Earnings before income taxes	980.9	868.8

Provision for income taxes	(400.2)	(247.0)
Equity in earnings (loss) of affiliated companies, net of tax	5.9	(2.1)
Minority interest, net of tax	(1.6)	(1.3)
Net earnings from continuing operations	585.0	618.4

Earnings from discontinued operations, net of tax	—	92.1
Net earnings	$585.0	$710.5

Basic earnings per common share:
Net earnings from continuing operations	$.36	$.36
Net earnings from discontinued operations	$—	$.05
Net earnings	$.36	$.41

Diluted earnings per common share:
Net earnings from continuing operations	$.36	$.35
Net earnings from discontinued operations	$—	$.05
Net earnings	$.36	$.41

Weighted average number of common shares outstanding:
Basic	1,625.0	1,731.0
Diluted	1,635.4	1,744.5

Dividends per common share	$.07	$.06

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three months ended March 31, 2005 and 2004.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Earnings from discontinued operations, net of tax; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below reconciliations of Total OIBDA to net earnings (loss) and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended March 31, 2005
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$695.4	$(72.9)	$622.5
Television	341.1	(36.7)	304.4
Radio	197.2	(7.7)	189.5
Outdoor	69.3	(52.8)	16.5
Entertainment	77.0	(18.5)	58.5
Corporate expenses	(44.2)	(4.8)	(49.0)
Residual costs	(29.7)	—	(29.7)
Eliminations	13.1	—	13.1
Total	$1,319.2	$(193.4)	$1,125.8

	Three Months Ended March 31, 2004
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$592.9	$(72.5)	$520.4
Television	366.0	(35.2)	330.8
Radio	206.5	(7.3)	199.2
Outdoor	68.0	(54.2)	13.8
Entertainment	70.4	(17.0)	53.4
Corporate expenses	(30.9)	(5.6)	(36.5)
Residual costs	(28.4)	—	(28.4)
Eliminations	1.9	—	1.9
Total	$1,246.4	$(191.8)	$1,054.6

	Three Months Ended March 31,
	2005	2004
Total operating income before depreciation & amortization	$1,319.2	$1,246.4
Depreciation and amortization	(193.4)	(191.8)
Operating income	1,125.8	1,054.6
Interest expense	(182.3)	(179.8)
Interest income	3.5	4.5
Other items, net	33.9	(10.5)
Earnings before income taxes	980.9	868.8
Provision for income taxes	(400.2)	(247.0)
Equity in earnings (loss) of affiliated companies, net of tax	5.9	(2.1)
Minority interest, net of tax	(1.6)	(1.3)
Net earnings from continuing operations	585.0	618.4
Earnings from discontinued operations, net of tax	—	92.1
Net earnings	$585.0	$710.5

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2005	2004
Net cash flow provided by operating activities	$911.3	$928.6
Less capital expenditures	83.7	62.3
Less operating net cash flow from Blockbuster	—	18.9
Free cash flow	$827.6	$847.4

The following table presents a summary of the Company’s cash flows:

	Three Months Ended March 31,
	2005	2004
Net cash flow provided by operating activities	$911.3	$928.6
Net cash flow used for investing activities	$(5.0)	$(130.7)
Net cash flow used for financing activities	$(1,367.1)	$(589.3)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

The following tables reconcile certain non-GAAP financial measures to reported financial measures included in this earnings release.  The Company believes that adjusting its financial results for certain items provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended March 31,		Better/ (Worse)%
	2005	2004	vs. 1Q 2004
Adjusted net earnings from continuing operations	$585.0	$507.8	15%
Adjustments to reconcile to net earnings from continuing operations:
Resolution of income tax audit	—	110.6	—
Net earnings from continuing operations	$585.0	$618.4	(5)%

Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$.36	$.29	24%
Resolution of income tax audit	$—	$.06
Net earnings per diluted share from continuing operations	$.36	$.35

	Twelve Months Ended December 31,	2005 Business
	2004	Outlook
Revenues	$22,525.9	Mid Single-Digit

Operating income, excluding charges	$5,084.3	Mid Single-Digit
Non-cash impairment charge	(17,997.1)
Severance charge	(56.2)
Operating loss	$(12,969.0)
Adjusted net earnings from continuing operations	$2,654.5
Adjustments to reconcile to net earnings (loss) from continuing operations:
Non-cash impairment charge, net of tax	(17,885.6)
Severance charge, net of tax	(33.8)
Resolution of income tax audits	205.4
Net loss from continuing operations	$(15,059.5)

Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$1.54	High Single-Digit
Diluted impact on reported net loss and charges	$.01
Non-cash impairment charge, net of tax	$(10.43)
Severance charge, net of tax	$(.02)
Resolution of income tax audits	$.12
Net loss per diluted share from continuing operations	$(8.78)

Three Months Ended March 31, 2004
Reconciliation of adjusted effective tax rate to effective tax rate:
Adjusted first quarter 2004 effective tax rate	41.2%
First quarter 2004 tax benefit	12.8
First quarter 2004 effective tax rate	28.4%